UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 4, 2008

Wachovia Preferred Funding Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-31557	56-1986430
(Commission File Number)	(IRS Employer Identification No.)

1620 East Roseville Parkway Roseville, California	95661
(Address of Principal Executive Offices)	(Zip Code)

(877) 867-7378

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2008, the board of directors of Wachovia Preferred Funding Corp. (“WPFC”) appointed Robert K. Steel as WPFC’s Chief Executive Officer and President and elected Mr. Steel to WPFC’s board of directors, effective immediately. Mr. Steel, 56, has been serving as Chief Executive Officer and President and a director of Wachovia Corporation (“Wachovia”), WPFC’s indirect parent corporation, since July 9, 2008.

Mr. Steel served as the Under Secretary of the United States Department of the Treasury for Domestic Finance since October 2006. In that capacity, he served as the principal adviser to the Secretary of the United States Department of the Treasury on matters of domestic finance and led the Treasury Department’s activities with respect to the domestic financial system, fiscal policy and operations, governmental assets and liabilities, and related economic and financial matters. Prior to joining the United States Department of the Treasury, Mr. Steel was employed at Goldman Sachs Group, Inc., which he joined in 1976, and served as a Vice Chairman from April 2002 until his retirement from Goldman Sachs in February 2004. Upon his retirement from Goldman Sachs he assumed the position of advisory director for the firm and then senior director in December 2004. As Vice Chairman of Goldman Sachs, Mr. Steel had management responsibility for the Fixed Income, Currency and Commodities Division and the Equities Division. He served as co-head or head of the Equities Division from 1998 until his appointment as a Vice Chairman at Goldman Sachs in 2002. From 1994 to 1998, Mr. Steel was responsible for all of the firm’s institutional equities in the United States, and from 1988 to 1994, he was responsible for the firm’s Equities Division in Europe.

From February 2004 to September 2006, Mr. Steel served as a senior fellow at the Center for Business and Government at the John F. Kennedy School of Government at Harvard University. Mr. Steel received his undergraduate degree from Duke University and his MBA from the University of Chicago.

Mr. Steel will not receive any compensation for his service as director, Chief Executive Officer or President of WPFC.

On July 9, 2008, Wachovia entered into an agreement with Mr. Steel that covers the terms of his employment with Wachovia (the “Agreement”). The financial terms of the Agreement include (1) an annual salary of $1,100,000; (2) a target annual bonus of $6,000,000; and (3) a target annual long-term incentive value of $15,000,000.

For 2008, Mr. Steel’s annual long-term incentive grant is a combination of Wachovia stock options and performance restricted stock awards (RSAs) consisting of: (A) stock options to purchase a total of 1,500,000 Wachovia common shares, which shall vest in three equal annual installments, at a price per Wachovia share equal to $9.08, the fair market value on July 15, 2008, the date of grant, and (B) 888,767 performance RSAs in respect of Wachovia shares, which had a fair market value on July 15, 2008, the date of grant, equal to the difference between $15,000,000 and the value of the stock options. One-half of these performance RSAs will vest only if Wachovia’s share price is at least $25 over a 15-day trading period on the NYSE and the other half will vest only if Wachovia’s share price is $30 over such a period. Mr Steel also received from Wachovia a sign-on equity award consisting of 1,101,322 performance RSAs in respect of Wachovia common shares having a fair market value on July 15, 2008, the date of grant, equal to $10,000,000. One-half of these RSAs will vest only if Wachovia’s share price is $20 over a 15-day trading period on the NYSE and the other half will vest only if Wachovia’s share price is $35 over such a period. For each performance RSA, the relevant performance goals must be achieved before July 15, 2014 in order for vesting to occur. All performance RSAs also have a separate three-year employment requirement.

The Agreement provides that Mr. Steel will not be entitled to any severance payments upon the termination of his employment with Wachovia. However, if his employment terminated for certain specified reasons, (1) the employment requirement relating to the Performance RSAs will be waived (but the performance goals will continue to apply), and (2) all Wachovia stock options and other equity grants (other than Performance RSAs) will continue to vest as if Mr. Steel’s employment has continued for an additional 2-year period and then, to the extent not otherwise vested, such awards will vest. On a change in control of Wachovia, the initial option grant will vest, and the performance RSAs will remain subject to the performance criteria (as equitably adjusted). Mr. Steel will be entitled to certain tax gross-up payments consistent with Wachovia’s severance policy if he is subject to excise taxes in the event of a change in control of Wachovia.

Mr. Steel will be required to use corporate aircraft or other private aircraft for personal travel and be entitled to perquisites consistent with Wachovia’s current policies.

Mr. Steel is also subject to certain restrictive covenants, including a one-year limit on competing with Wachovia post termination or soliciting its employees.

The Agreement is included as Exhibit (10) and incorporated into this Item 5.02 by reference. The foregoing summary description of the Agreement is qualified in its entirety by reference to the Agreement.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

(10)	Agreement, dated July 9, 2008, between Wachovia and Robert K. Steel (incorporated by reference to Exhibit (10) to Wachovia’s Current Report on Form 8-K dated July 9, 2008).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WACHOVIA PREFERRED FUNDING CORP.

Date: August 5, 2008	By:	/s/ Peter M. Carlson
	Name:	Peter M. Carlson
	Title:	Executive Vice President

Exhibit Index

Exhibit No.	Description
(10)	Agreement, dated July 9, 2008, between Wachovia and Robert K. Steel (incorporated by reference to Exhibit (10) to Wachovia’s Current Report on Form 8-K dated July 9, 2008).